Exhibit 10.1
WAIVER AGREEMENT

This WAIVER AGREEMENT (this “Waiver Agreement”) is effective as of March 19, 2025 (the “Effective Date”), by and between GoPro, Inc., a Delaware corporation (the “Company”) and Nicholas Woodman, Chief Executive Officer of the Company (“you”) with respect to the following facts:

WHEREAS, your Employment Agreement (the “Agreement”) provides certain benefits if you resign for Good Reason or for CIC Good Reason, each as defined in your Agreement, upon the occurrence of certain events or conditions, without your express consent, generally including: (i) a material reduction by the Company in your Base Salary, and (ii) any action or inaction that constitutes a material breach by the Company of the Agreement or any other agreement between the Company and you, or any material breach by the Company of a policy relating to the benefits to which you are entitled, and (iii) following a Change in Control (as defined in the Agreement), in addition to clauses (i) and (ii), a material reduction in your benefits;

WHEREAS at your request, in order to contribute to the Company’s operating expense reduction for 2025, your Base Salary set forth in the Agreement shall be waived for the remainder of the year ending December 31, 2025, with such waiver to take effect as of the Effective Date and to expire as of December 31, 2025 (such period, the “Waiver Period”), and may therefore alter the terms of your participation in certain benefit plans (collectively, the “Salary Waiver”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you hereby agree as follows:
1.There are no circumstances that presently give rise to Good Reason or CIC Good Reason.

2.For purposes of your Agreement, and for all other purposes (including as to any of your equity awards), the Salary Waiver shall not constitute Good Reason or CIC Good Reason or a breach of any obligation of the Company under the Agreement or for any other purpose, and any application of Good Reason or CIC Good Reason shall not consider the waiver of your Base Salary (or the associated consequences, including changes in your participation in benefit plans) by this Waiver Agreement during the Waiver Period.

3.You agree and acknowledge that the Salary Waiver is expected to have adverse effects on your participation in certain benefit plans. You agree and acknowledge that these changes will not constitute Good Reason or CIC Good Reason or a breach of any obligation of the Company under the Agreement or for any other purpose during the Waiver Period.

4.Your Base Salary shall not be increased, except with the prior written consent of the Company.

5.You have no entitlement or expectation (x) that the Salary Waiver will be reversed, (y) that your Base Salary will be increased, or (z) that you will receive any true-up, gross-up, or other similar payment to compensate you, wholly or partially, or directly or indirectly, for the Salary Waiver and/or the waivers contemplated hereby.

6.As of January 1, 2026, payment of your Base Salary will resume at the rate in effect immediately prior to the Effective Date, and thereafter, any application of Good Reason or CIC Good Reason shall be in reference to your Base Salary as then in effect, without giving effect to this Waiver Agreement, notwithstanding anything to the contrary in the Agreement or otherwise in this Waiver Agreement.

7.You agree and acknowledge that, during the Waiver Period, if you are subject to a termination for which severance entitlements are paid, such severance entitlements will be calculated in reference to your Base Salary in effect immediately prior to the Effective Date, without giving effect to this Waiver Agreement, and (b) your Target Bonus under the Agreement, if any, will be based on the applicable percentage of your Base Salary without giving effect to this Waiver Agreement.
8.You have been given the opportunity to consult with a tax and financial advisor with respect to this Waiver Agreement and confirm that you accept this Waiver Agreement voluntarily and without conditions.

9.This Waiver Agreement shall be subject to California law, without reference to conflict of laws provisions. If one or more provisions of this Waiver Agreement are unenforceable, you agree that the other provisions shall be enforced to the maximum extent of applicable law, and the offending provisions shall be renegotiated in good faith by you.

Please acknowledge receipt and acceptance of this Waiver Agreement by signing, dating and returning it to the Company.

GoPro, Inc.,
a Delaware corporation

By:    /s/ Tim Betry
Name:    Tim Betry
Title:    Sr. Vice President, People & Places

AGREED AND ACCEPTED:

By:    /s/ Nicholas Woodman
Name:    Nicholas Woodman
Date:    3/19/2025

[Signature Page to Waiver Agreement]